Exhibit 10-BBo

AMENDMENT NUMBER 18 TO

TRANSFER AND ADMINISTRATION AGREEMENT

AMENDMENT NUMBER 18 TO TRANSFER AND ADMINISTRATION AGREEMENT (this “Amendment”), dated as of October 31, 2012 among TECH DATA CORPORATION, a Florida corporation (“Tech Data”), as collection agent (in such capacity, the “Collection Agent”), TECH DATA FINANCE SPV, INC., a Delaware corporation, as transferor (in such capacity, the “Transferor”), LIBERTY STREET FUNDING CORP., a Delaware corporation, (“Liberty”), CHARIOT FUNDING LLC, a Delaware limited liability company, as successor by merger to Falcon Asset Securitization Company LLC (“Falcon” and collectively with Liberty, the “Class Conduits”), THE BANK OF NOVA SCOTIA, a banking corporation organized and existing under the laws of Canada, acting through its New York Agency (“Scotia Bank”), as a Liberty Bank Investor and as agent for Liberty and the Liberty Bank Investors (in such capacity, the “Liberty Agent”), JPMORGAN CHASE BANK, N.A. (successor by merger to Bank One, N.A.), a national banking association (“JPMorgan Chase”), as a Falcon Bank Investor and as agent for Falcon and the Falcon Bank Investors (in such capacity, the “Falcon Agent”) and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association (“Bank of America”), as agent for Liberty, Falcon, the Liberty Bank Investors, and the Falcon Bank Investors (in such capacity, the “Administrative Agent”), and as a SUSI Issuer Bank Investor and Lead Arranger, amending that certain Transfer and Administration Agreement dated as of May 19, 2000, among the Transferor, the Collection Agent, the Class Conduits (as defined thereunder) and the Bank Investors (as amended to the date hereof, the “Original Agreement” and said agreement as amended hereby, the “Agreement”).

WHEREAS, the Transferor has requested that the term of the Original Agreement be extended;

WHEREAS, the Agent, the Class Conduits, the Class Agents and the Bank Investors on the terms and conditions set forth herein, consent to such extension;

WHEREAS, capitalized terms used herein shall have the meanings assigned to such terms in the Original Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Amendment to Original Agreement. The Original Agreement is hereby amended, effective as of the Effective Date, to incorporate the changes set forth below:

(a) The definition of “Commitment Termination Date” in Section 1.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

““Commitment Termination Date” means, with respect to each Class, the earlier of (i) the date on or after the Termination Date which the Transferor has designated in a written notice to the Administrative Agent as the “Commitment Termination Date” provided that all Aggregate Unpaids have been paid on or prior to such date or (ii) October 31, 2014, or such later date to which such Commitment Termination Date may be extended by Transferor, the related Class Agent and the related Bank Investors not later than 30 days prior to the then current Commitment Termination Date for such Class, provided, however, that the Transferor hereby agrees that unless it notifies each Class Agent and all related Bank Investors to the contrary prior to the commencement of such 30-day period in each year, it shall automatically be deemed to have requested an extension of the then current Commitment Termination Date to the date 364 days following the then current Commitment Termination Date, and if such consent is given and acknowledged in writing by all relevant parties, the Transferor shall be deemed to have agreed, without any further acts or amendments, to an extension of the Commitment Termination Date to the date 364 days from the then current Commitment Termination Date.”

(b) The definition of “Dilution Horizon Ratio” in Section 1.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

““Dilution Horizon Ratio” means, at any time, the result of (I) the quotient, expressed as a percentage, of (a) the aggregate amount of sales by the Seller giving rise to Receivables in the two month period ending on the last day of the most recent month, divided by (b) the aggregate initial Outstanding Balance of Eligible Receivables at the last day of the most recent month, multiplied by (II) (a) prior to the audit of agreed upon procedures to be conducted and provided in the 2013 calendar year (the “2013 AUP”), 0.75, and (b) from and after the 2013 AUP, the greater of (i) 0.75 and (ii) the weighted average days lag (or weighted average dilution horizon, as applicable) for all credit memos (excluding Receivables owed by Dell Inc. or its consolidated subsidiaries) as most recently noted in such calendar year’s audit of agreed upon procedures divided by 60. For the avoidance of doubt, any change to the Dilution Horizon Ratio as a result of this clause (II)(b) will be effective as of the last day of the month in which such final audit of agreed upon procedures report is delivered.”

(c) The definition of “Facility Fee” in Section 1.1 of the Original Agreement is hereby deleted in its entirety.

(d) The definition of “Fee Letter” in Section 1.1 of the Original

Agreement is hereby deleted in its entirety and replaced with the following:

““Fee Letter” means the fee letter dated October 31, 2012 among the Transferor, the Collection Agent, the Class Investors, the Administrative Agent and the Class Agents with respect to the fees to be paid by the Transferor hereunder, as amended, modified or supplemented from time to time.”

(e) The definition of “Program Fee” in Section 1.1 of the Original Agreement is hereby deleted in its entirety.

(f) The following definition is hereby added to Section 1.1 of the Original Agreement immediately following the definition of “Related Security”:

““Replacement Person” has the meaning specified in Section 8.2(d) hereof.”

(g) The following definitions are hereby added to Section 1.1 of the Original Agreement immediately following the definition of “Unpaid Balance”:

““Unused Fee” means, with respect to each Class, the fee payable by the Transferor to the Administrative Agent, for distribution to the Class Investors, pursuant to Section 2.7 hereof, the terms of which are set forth in the Fee Letter.”

““Used Fee” means, with respect to each Class, the fee payable by the Transferor to the Administrative Agent, for distribution to the Class Investors, pursuant to Section 2.7 hereof, the terms of which are set forth in the Fee Letter.”

(h) Section 2.7 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Section 2.7 Fees. Notwithstanding any limitation on recourse contained in this Agreement, the Transferor shall pay, on the last day of each month, to the Administrative Agent, for distribution to the Class Investors, in each case as agreed between themselves, all of the applicable Used Fee and the applicable Unused Fee. In addition, the Transferor shall pay to the Administrative Agent an administrative fee as set forth in the Supplemental Fee Letter. The Transferor acknowledges that the foregoing fees are non-refundable.”

(i) The following is added as a new Section 8.2(d):

“(d) Upon the receipt by the Transferor of a claim for reimbursement or compensation under Section 8.2(c) by any Class Investor, if payment thereof shall not be waived by such Class Investor, the Transferor may, at any time, request one or more of the other Class Investors in such first Class Investor’s Class, with the consent of the related Class Agent (which consent shall not be unreasonably withheld), to acquire and assume all or a part of such first Class Investor’s rights and obligations (if any) hereunder (a “Replacement Person”) and if no such other related Class Investor shall become the Replacement Person, the Transferor shall request such claiming Class Investor (or, in the case of a Class Conduit, its related Class Agent) to use its commercially reasonable efforts to assist the Transferor in its attempt to obtain a replacement bank, financial institution or commercial paper conduit, as applicable, satisfactory to the Transferor and consented to by the Class Agent for the applicable Class (which consents shall not be unreasonably withheld), to become the Replacement Person. In addition, upon the receipt by the Transferor of a claim for reimbursement or compensation under Section 8.2(c) by an Indemnified Party other than a Class Investor or a Class Agent, if payment thereof shall not be waived by such Indemnified Party, the Transferor may, at any time, request the Class Agent for such Indemnified Party to obtain a replacement bank or financial institution for such Indemnified Party, and if such Indemnified Party has not been replaced within a reasonable period, such Indemnified Party shall be subject to replacement upon request of the Transferor as provided in the preceding sentence. Upon notice from the Transferor, a Class Investor being replaced hereunder shall assign, without recourse, its rights and obligations (if any) hereunder, or a ratable share thereof, to the Replacement Person or Replacement Persons designated and consented to as provided in this Section 8.2(d) for a purchase price equal to the portion of the Aggregate Unpaids so assigned (including fees and any amounts owing under this Section 8.2) to which such Class Investor is entitled hereunder. Notwithstanding the foregoing, (i) no Class Investor which is a Class Agent may be replaced pursuant to this Section 8.2(d) unless (A) it has consented to such replacement or (B) a successor for such Class Agent has been duly appointed in accordance with this Agreement and such Class Agent shall have received payment of all amounts to which it is entitled hereunder; and (ii) the Transferor need not make any request under this clause (d) if the replacement of any claiming Class Investor or Indemnified Party would be more economically or administratively burdensome on the Transferor than not replacing such Class Investor or Indemnified Party or if such replacement would be unlawful.”

SECTION 2. Affirmations. All parties hereto agree and acknowledge that with respect to each Bank Investor party hereto, each Bank Investor has a Commitment and such Commitment of such Bank Investor shall be the dollar amount set forth opposite such Bank Investor’s signature on the signature page hereto, which may be different from the Original Agreement.

SECTION 3. Conditions Precedent. This Amendment shall not become effective until the later of (i) October 31, 2012 and (ii) the day on which the Administrative Agent shall have received the following:

(a) A copy of this Amendment executed by each party hereto;

(b) A copy of the Resolutions of the Board of Directors of each of the Transferor and Tech Data certified by its Secretary approving this Amendment and the other documents to be delivered by the Transferor and Tech Data, as applicable, hereunder;

(c) A Certificate of the Secretary of each of the Transferor and Tech Data certifying (i) the names and signatures of the officers authorized on its behalf to execute this Amendment and any other documents to be delivered by it hereunder (on which Certificates the Class Conduits, the Class Agents, the Administrative Agent and the Bank Investors may conclusively rely until such time as the Administrative Agent shall receive from the Transferor or Tech Data, as the case may be, a revised Certificate meeting the requirements of this clause (c)(i)) and (ii) a copy of each of the Transferor’s and Tech Data’s By-Laws; and

(d) The Renewal Fee shall have been received by each Class Agent pursuant to the Fee Letter, dated as of October 31, 2012, among the parties hereto.

SECTION 4. Representations and Warranties. The Transferor hereby makes to the Class Investors, the Class Agents and the Administrative Agent, on and as of the date hereof, all of the representations and warranties set forth in Section 3.1 of the Original Agreement. In addition, the Collection Agent hereby makes to the Class Investors, the Class Agents and the Administrative Agent, on the date hereof, all the representations and warranties set forth in Section 3.3 of the Original Agreement.

SECTION 5. Successors and Assigns. This Amendment shall bind, and the benefits hereof shall inure to the parties hereof and their respective successors and permitted assigns;

SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRANSFEROR HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7. Severability; Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. Captions. The captions in this Amendment are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SECTION 9. Ratification. Except as expressly affected by the provisions hereof, the Original Agreement as amended by this Amendment shall remain in full force and effect in accordance with its terms and ratified and confirmed by the parties hereto. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “herein” or words of like import shall mean and be a reference to the Original Agreement as amended by this Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

TECH DATA FINANCE SPV, INC., as Transferor

By:	/s/ CHARLES V. DANNEWITZ
Name:	Charles V. Dannewitz
Title:	Senior Vice President & Treasurer

TECH DATA CORPORATION, as Collection Agent

By:	/s/ CHARLES V. DANNEWITZ
Name:	Charles V. Dannewitz
Title:	Senior Vice President & Treasurer

Amendment No. 18 to Transfer and Administration Agreement

LIBERTY STREET FUNDNG CORP.

	By:	/s/ Jill A. Russo
	Name:	Jill A. Russo
	Title:	Vice President

CHARIOT FUNDING LLC

	By:	/s/ Corina Mills
	Name:	Corina Mills
	Title:	Executive Director

Commitment	BANK OF AMERICA, NATIONAL ASSOCIATION, as
$136,680,000	Administrative Agent and as a SUSI Issuer Bank Investor

	By:	/s/ Steven Maysonet
Name: Steven Maysonet
Title: Vice President

Commitment	THE BANK OF NOVA SCOTIA, as Liberty
$135,660,000	Agent and as a Liberty Bank Investor

	By:	/s/ Diane Emanuel
Name: Diane Emanuel
Title: Managing Director

Commitment	JPMORGAN CHASE BANK, N.A, as Falcon Agent
$135,660,000	and as a Falcon Bank Investor

	By:	/s/ Corina Mills
Name: Corina Mills
Title: Executive Director

Amendment No. 18 to Transfer and Administration Agreement